Terex Reports First Quarter 2026 Results

•Sales of $1.7 billion, up 41% on a reported basis, proforma sales up 11%
•Income from continuing operations of ($93) million, including significant non-cash and other merger-related charges
•Adjusted EBITDA7 of $173 million or 9.9% margin
•EPS from continuing operations of ($0.97) with an adjusted1 EPS from continuing operations of $0.98
•Backlog grew to $7.1 billion, Book-to-bill of 109%, providing strong forward visibility
•Reaffirming 2026 Outlook5: Sales of $7.5 to $8.1 billion and EBITDA7 of $930 million to $1 billion, up $100 million or 12% year over year on a proforma13,14 basis with a 12.4% EBITDA margin at the midpoint

Norwalk, CT, May 1, 2026 -- Terex Corporation (NYSE: TEX), a global leader in specialized equipment, serving essential sectors such as emergency services, waste and recycling, utilities, and construction, today announced its results for the first quarter 2026.

CEO Commentary
“We are off to a good start and executing to plan, including the first 58 days with REV Group in our portfolio, now operating as our Specialty Vehicles (SV) segment, which made a meaningful contribution in the quarter. Our quarter-end backlog of $7.1 billion, supported by strong booking trends in Materials Processing, Aerials, and Terex Utilities, provides solid forward visibility. As a result, we are reiterating our full-year outlook,” said Simon Meester, Terex President and Chief Executive Officer. “We continue to execute our strategy, including the integration of REV. We remain on track to deliver approximately $28 million of synergies in 2026 through the elimination of duplicate overhead and to achieve the full $75 million run-rate within our 24 month target."

First Quarter Operational and Financial Highlights
•Backlog increased sequentially to $7.1 billion. Bookings of $2.1 billion were down 1.1% year over year on a pro forma basis driven by timing of orders in ES and SV and reflects a book-to-bill of 109%. Proforma bookings up 14% on a rolling six month basis.
•Net sales of $1.7 billion were 41.1% higher than the first quarter of 2025. Proforma net sales grew by 11% year over year including growth in every segment.
•EBITDA was ($7) million, or (0.4%) of net sales, compared to $106 million, or 8.7% of net sales in the prior year. Adjusted1 EBITDA was $173 million, or 9.9% of net sales for the first quarter of 2026, compared to $128 million, or 10.4% of net sales in the prior year. The year-over-year change was primarily due to the accretive addition of Specialty Vehicles, higher sales volumes in MP and operational improvement initiatives, partially offset by tariffs, which were not in effect in the prior year period, and unfavorable mix within Aerials, and product mix in ES.
•Income from continuing operations was ($93) million, or ($0.97) per share, compared to $21 million, or $0.31 per share, in the first quarter of 2025. Adjusted1 income from continuing operations was $94 million, or $0.98 per share for the first quarter of 2026, compared to $55 million, or $0.83 per share, in the first quarter of 2025.

Business Segment Review

Environmental Solutions
•Net sales of $412 million were up 3.3% compared to the first quarter of 2025, driven by strong throughput and delivery of utilities products, partially offset by lower shipments of refuse collection vehicles.
•EBITDA was $73 million, or 17.7% of net sales, compared to $80 million, or 20.1% of net sales in the prior year. Adjusted1 EBITDA was $74 million or 18.0% of net sales for the first quarter of 2026, compared to $81 million, or 20.3% of net sales in the prior year. The change was primarily due to unfavorable product mix, partially offset by higher sales volume and synergy realization.

Materials Processing
•Net sales of $419 million were up 9.7% or $37 million year over year, primarily due to higher shipment volumes across most product lines and geographies and positive effects of foreign exchange rates. On a pro forma13 basis, net sales were up 18.3% year over year, driven by growth in Aggregates, Material Handling and Recycling, partially offset by lower sales in Concrete.
•EBITDA was $68 million, or 16.2% of net sales, compared to $41 million, or 10.8% of net sales in the prior year. Adjusted1 EBITDA was $63 million, or 15.0% of net sales for the first quarter of 2026, compared to $43 million, or 11.2% of net sales in the prior year. The improvement was primarily due to higher sales volume, price realization and efficiency improvement.

Specialty Vehicles
•Net sales of $436 million were up 20% year over year on a pro forma13 basis, driven by growth in all product lines, partially due to weather-related delivery timing.
•EBITDA was ($53) million, or (12.2%) of net sales due to merger-related non-recurring items more than offsetting operational improvements. Adjusted1 EBITDA was $62 million, or 14.2% of net sales for the first quarter of 2026, compared to $46 million, or 12.6% of net sales on a pro forma13 basis in the prior year. The improvement was primarily due to increased throughput, price realization and improved operational efficiency.

Aerials
•Net sales of $469 million were up 4.2% or $19 million year over year, primarily due to positive effects of foreign exchange rates.
•EBITDA and Adjusted1 EBITDA were breakeven, or 0.1% of net sales, for the first quarter of 2026, compared to EBITDA of $8 million, or 1.8% of net sales, and Adjusted1 EBITDA of $20 million, or 4.4% of net sales in the prior year. The change in Adjusted EBITDA was primarily due to tariffs, which the business did not incur this time last year. In addition, the business also faced some temporary unfavorable mix and timing of price realization.

Balance Sheet and Liquidity
•Free cash outflow7 of $57 million, similar to the prior year period.
•As of March 31, 2026, liquidity (cash and availability under our revolving line of credit) was $1.0 billion.
•During the first quarter of 2026, Terex deployed $26 million in capital expenditures and investments to support future business growth and operational improvements.
•Through March 31, 2026, Terex returned $19 million to shareholders through dividends and has approximately $183 million available for repurchase under our share repurchase programs.

CFO Commentary
"Our overall first quarter operational financial results were consistent with our expectations. Adjusted EPS for the quarter of $0.98 which included approximately $0.10 of tax favorability when the Q1 rate is compared to our 2026 full year expected tax rate of 21%. Our operational EPS improvement was $0.05 compared to last year. Notably our current Q1 EPS is based on 96.1 million diluted weighted average shares outstanding, up from 66.9 million diluted weighted average shares outstanding in the first quarter of 2025,” commented Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer. "I was also pleased with our net working capital efficiency improvement in the quarter which decreased to 16.7%, down 930 basis points compared with the prior year largely due to the addition of Specialty Vehicles. Looking ahead, we are confirming our full year outlook, which includes the impact of the recent change in 232 tariffs which is expected to be negligible as the vast majority of our US sales are manufactured in the US."

2026 Outlook
With Q1 operational performance in line with our expectations, $7.1 billion in backlog, and end markets trending as anticipated, we are reiterating our full year outlook. We expect 2026 sales to grow ~5% on a pro forma14 basis to $7.5 to $8.1 billion. We expect EBITDA to grow by ~$100 million or ~12% year over year on a pro forma14 basis to between $930 million and $1 billion, or 12.4% EBITDA margin at the mid-point. The EPS outlook of $4.50 - $5.00 includes the following assumptions/commentary:

•11 months impact of the new Specialty Vehicle segment (former REV)
•~$28 million of realized synergies for 2026, on-target to achieving a $75 million annual run-rate within 2 years
•Excludes the divested MP cranes and Midwest RV business results
•Current tariff rates to stay as-is, including the recently announced changes to 232 tariffs
•Interest of ~$190 million, consistent with pro-forma 2025
•Full year effective tax rate of ~21%
•Full year average shares outstanding of 111 million for 2026, including ~115 million in Q2 to Q4

Terex Outlook[4,5,6,10,11,12,14]
Net Sales[3]	$7.5B - $8.1B
EBITDA[1]	$930M - $1B
EPS[1,2]	$4.50 - $5.00
FCF Conversion[15]	80% - 90%

Segment Net Sales Outlook[5]
	Prior Year Baseline	2026
Environmental Solutions	$1,691	MSD
Materials Processing[8]	$1,578	HSD
Specialty Vehicles[9]	$2,179	HSD
Aerials	$2,060	Flat
Figures in millions
MSD = revenue up mid single-digits
HSD = revenue up high single-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Friday, May 1, 2026 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Non-GAAP financial measures included within this press release are referred to as “Adjusted” or “non-GAAP.” Refer to the glossary for definitions and/or reconciliations.
2 Full year share count ~111 million; Q2-Q4 share count ~115 million
3 Legacy sales expected to increase by 4% vs. 2025 excluding the tower and rough terrain cranes divestiture.
4 Outlook assumes that tariffs broadly remain at current rates.
5 Includes REV businesses for the period February 2 - December 31.
6 Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items.
7 Free cash flow, EBITDA and Adjusted EBITDA are non-GAAP financial measures.
8 2025 comparable MP revenue excludes Cranes divestiture.
9 2025 comparable SV revenue shown on a pro forma basis reflecting February 2 - December 31 2025, excludes Lance & Midwest RV businesses
10 Interest / Other Expense ~$190 million
11 Tax rate ~21%
12 Depreciation & Amortization of ~$110 million excluding amortization pertaining to purchase price accounting
13 Pro forma information presents past performance as if certain events, such as mergers, acquisitions or divestitures, had occurred at an earlier date to illustrate comparable performance.
14 The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. See "Glossary _ Non-GAAP Measures Definition - 2026 Outlook" below for additional information.
15 Based on net income as adjusted.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in Mr. Meester's and Ms. Kong-Picarello's quotations, our Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•we may be unable to successfully integrate acquired or merged businesses, including REV Group, Inc. (“REV”), and we may not realize the anticipated benefits of any merged or acquired business;
•we may be unable to effectively manage our expanded operations following the completion of the recent transaction with REV;
•potential divestitures and any retained liabilities related thereto may negatively impact our business;
•the timing and amount of benefits from our strategic initiatives may not be as expected;
•our industry is highly competitive and subject to pricing pressure, and we may fail to compete effectively;
•we may experience disruptions within our dealer network;
•the imposition of new, postponed or increased international tariffs;
•general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•our outstanding debt and need to comply with covenants contained in our debt agreements;
•we may be unable to generate sufficient cash flow to service our debt obligations and operate our business;
•our access to capital markets and borrowing capacity could be limited;
•we may face cancellations, reductions or delays in customer orders, customer breaches of purchase agreements, backlog reductions or be unable to meet customer delivery schedules;
•currency exchange and translation risk;
•the financial condition of customers and dealers and their continued access to capital;
•exposure from providing credit support for some of our customers and dealers;
•we may experience losses in excess of recorded reserves;
•our common stock may be affected by factors different from those previously, and may decline as a result of the transaction with REV;
•political, economic and other risks that arise from operating a multinational business;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•failure of our equipment to perform as expected;
•a material disruption to one of our significant facilities;
•a failure of a key information technology system or a breach of our information security from increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•product liability claims, litigation and other liabilities;
•compliance with the United States (“U.S.”) Foreign Corrupt Practices Act, the U.K. Bribery Act and similar worldwide anti-corruption laws;
•compliance with environmental, health and safety laws and regulations and failure to meet sustainability requirements or expectations;
•compliance with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global leader in specialized equipment solutions, serving essential sectors such as emergency services, waste and recycling, utilities, and construction. Our diversified portfolio positions us in resilient, high-demand markets with strong long-term growth potential.

We design and manufacture advanced specialty vehicles—including fire, ambulance, and recreational vehicles—alongside waste collection vehicles, materials processing machinery, mobile elevating work platforms, and equipment for the electric utility industry. Through our global dealer, parts and service network and true value-creating digital solutions, we deliver best-in-class lifecycle support, helping customers maximize return on investment.

With a strong manufacturing footprint in the United States and operations across Europe, India, and Asia Pacific, Terex combines global reach with local expertise to capture opportunities worldwide. Our strategy is clear: exceed customer expectations, invest in innovation, leverage our diversified portfolio, and deliver consistent, profitable growth for our shareholders.

For more information, please visit www.terex.com.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,

	2026	2025
Net sales	$1,734	$1,229
Cost of goods sold	(1,528)	(982)
Gross profit	206	247
Selling, general and administrative expenses	(241)	(161)
Amortization of purchased intangibles	(47)	(17)
Operating (loss) profit	(82)	69
Other income (expense)
Interest income	4	2
Interest expense	(47)	(43)
Other expense – net	(1)	(2)
(Loss) income before income taxes	(126)	26
Benefit from (provision for) income taxes	33	(5)
(Loss) income from continuing operations	(93)	21
Gain on disposition of discontinued operations – net of tax	4	—
Net (loss) income	(89)	21

Basic (loss) earnings per share
(Loss) income from continuing operations	$(0.97)	$0.32
Gain on disposition of discontinued operations – net of tax	0.04	—
Net (loss) income	(0.93)	0.32
Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.97)	$0.31
Gain on disposition of discontinued operations – net of tax	0.04	—
Net (loss) income	(0.93)	0.31
Weighted average number of shares outstanding in per share calculation
Basic	96.1	66.3
Diluted	96.1	66.9

Net (loss) income	$(89)	$21
Other comprehensive (loss) income	(12)	32
Comprehensive (loss) income	$(101)	$53

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$392	$772
Other current assets	2,779	1,953
Total current assets	3,171	2,725
Non-current assets
Property, plant and equipment – net	935	760
Other non-current assets	6,082	2,654
Total non-current assets	7,017	3,414
Total assets	$10,188	$6,139

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$4	$6
Other current liabilities	1,720	1,181
Total current liabilities	1,724	1,187
Non-current liabilities
Long-term debt, less current portion	2,745	2,578
Other non-current liabilities	897	279
Total non-current liabilities	3,642	2,857
Total liabilities	5,366	4,044

Total stockholders’ equity	4,822	2,095
Total liabilities and stockholders’ equity	$10,188	$6,139

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended March 31,
	2026	2025
Operating Activities
Net (loss) income	$(89)	$21
Depreciation and amortization	77	39
Changes in operating assets and liabilities and non-cash charges	(19)	(81)
Net cash used in operating activities	(31)	(21)
Investing Activities
Capital expenditures	(26)	(36)
Other investing activities, net	(441)	10
Net cash used in investing activities	(467)	(26)
Financing Activities
Net cash provided by (used in) financing activities	122	(50)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4)	7
Net Decrease in Cash and Cash Equivalents	(380)	(90)
Cash and Cash Equivalents at Beginning of Period	772	388
Cash and Cash Equivalents at End of Period	$392	$298

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q1
	2026		2025
		% of		% of
		Net Sales		Net Sales
Consolidated
Net sales	$1,734		$1,229
Adjusted EBITDA	173	9.9%	128	10.4%

ES
Net sales	$412		$399
Adjusted EBITDA	74	18.0%	81	20.3%

MP
Net sales	$419		$382
Adjusted EBITDA	63	15.0%	43	11.2%

SV
Net sales	$436		$—
Adjusted EBITDA	62	14.2%	—	*

Aerials
Net sales	$469		$450
Adjusted EBITDA	—	0.1%	20	4.4%

Corp and Other / Eliminations
Net sales	$(2)		$(2)
Adjusted EBITDA	(26)	*	(16)	*
* Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended March 31, 2026, unless otherwise indicated.

2026 Outlook

The Company's 2026 outlook for segment operating margin, earnings per share, EBITDA, free cash flow, and free cash flow conversion are non-GAAP financial measures because they exclude the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2026 GAAP financial results. This forward looking information provides guidance to investors about the Company's 2026 Outlook excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow that is defined as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes this measure provides management and investors further useful information on cash generation or use in our primary operations and the efficiency with which the Company converts earnings into cash. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

	Three Months Ended March 31,
	2026	2025
Net cash used in operating activities	$(31)	$(21)
Capital expenditures, net of proceeds from sale of capital assets	(26)	(34)
Free cash (outflow)	$(57)	$(55)

GAAP to Non-GAAP Reconciliation: Q1 2026

	Q1 2026 GAAP	Restructuring and Other	Deal related	Purchase Price Accounting	Divestitures	Tax	Q1 2026 Adjusted (non-GAAP)
Net Sales	$1,734	—	—	—	—	—	$1,734
Gross Profit	206	1	—	118	—	—	325
% of Sales	11.9%						18.8%
SG&A	(241)	—	68	1	(3)	—	(175)
Amortization of Purchased Intangibles	(47)	—	—	47	—	—	—
SG&A % of Sales	(13.9%)						(10.1%)
Operating (Loss) Profit	$(82)	1	68	166	(3)	—	$150
Operating Margin	(4.7%)						8.6%
Net Interest (Expense) Income	(43)	—	—	—	—	—	(43)
Other (Expense) Income - Net	(1)	—	—	—	—	—	(1)
(Loss) Income Before Income Taxes	(126)	1	68	166	(3)	—	106
Benefit From (Provision for) Income Taxes	33	—	(10)	(39)	1	3	(12)
Effective Tax Rate	26.5%						11.0%
(Loss) Income from Continuing Operations	$(93)	1	58	127	(2)	3	$94
Earnings (Loss) per Share from Continuing Operations	$(0.97)	$0.01	$0.61	$1.32	$(0.02)	$0.03	$0.98

GAAP to Non-GAAP Reconciliation: Q1 2025

	Q1 2025 GAAP	Restructuring and Other[1]	Deal Related	Purchase Price Accounting	Litigation Related	Mark to Market	Q1 2025 Adjusted (non-GAAP)
Net Sales	$1,229	—	—	—	—	—	$1,229
Gross Profit	247	2	—	4	—	—	253
% of Sales	20.1%						20.5%
SG&A	(161)	4	5	—	10	—	(142)
Amortization of Purchased Intangibles	(17)	—	—	17	—	—	—
SG&A % of Sales	(13.1%)						(11.6%)
Operating Profit	$69	6	5	21	10	—	$111
Operating Margin	5.6%						9.1%
Net Interest Income (Expense)	(41)	—	—	—	—	—	(41)
Other Income (Expense) - Net	(2)	—	1	—	—	1	–
Income (Loss) Before Income Taxes	26	6	6	21	10	1	70
(Provision for) Benefit From Income Taxes	(5)	(1)	(1)	(5)	(2)	(1)	(15)
Effective Tax Rate	20.3%						21.0%
Net Income (Loss)	$21	5	5	16	8	—	$55
Earnings (Loss) per Share	$0.31	$0.07	$0.07	$0.25	$0.13	$—	$0.83

1Includes previously disclosed adjustments in Q1 2025 pertaining to Accelerated vesting / Severance and Tariff related activity

Segment Operating Profit and Adjusted Operating Profit: Q1 2026 and Q1 2025

	Three Months Ended March 31,
	2026				2025
	ES	MP	SV	Aerials	ES	MP	Aerials
Operating Profit	$49	$63	$(88)	$(7)	$56	$36	$2
Restructuring and Other	1	—	—	—	—	2	2
Purchase Price Accounting	20	—	144	—	21	—	—
Litigation Related	—	—	—	—	—	—	10
Divestitures	—	(5)	2	—	—	—	—
Adjusted Operating Profit	$70	$58	$58	$(7)	$77	$38	$14

Net Sales	$412	$419	$436	$469	$399	$382	$450
OP Margin %	11.9%	15.0%	(20.2%)	(1.5%)	14.0%	9.4%	0.4%
Adjusted OP Margin %	17.0%	13.8%	13.3%	(1.5%)	19.4%	10.0%	3.0%

Reconciliation of Q1 2026 Pro Forma Net Sales Performance

Three Months Ended March 31,
2026 Net Sales (as reported)	$1,734

2025 Net Sales (as reported)	1,229
Less: MP Cranes Impact[1]	(28)
Plus: Specialty Vehicles (Feb 2 - March 31)	364
2025 Net Sales (pro forma)	$1,565

Pro Forma YoY Change in Net Sales	$169
11%
1 The Adjusted EBITDA impact from the divested MP Cranes business was $1 million for the three months ended March 31, 2025

EBITDA
EBITDA is defined as earnings, before interest, other non-operating income (loss), income (loss) attributable to non-controlling interest, taxes, depreciation and amortization. The Company calculates this by subtracting the following items from Net income (loss): (Gain) loss on disposition of discontinued operations- net of tax; and (Income) loss from discontinued operations – net of tax. Then adds the Provision for (benefit from) income taxes; Interest & Other (Income) Expense; the Depreciation and Amortization amounts reported in the Consolidated Statement of Cash Flows less amortization of debt issuance costs that are recorded in Interest expense. Adjusted EBITDA is defined as EBITDA plus certain SG&A and other income/expenses.

Terex believes that disclosure of EBITDA and Adjusted EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three Months Ended March 31,
	2026	2025
Net (loss) income	$(89)	$21
(Gain) loss on disposition of discontinued operations - net of tax	(4)	—
Income (loss) from continuing operations	(93)	21
Interest & Other (Income) Expense	44	43
Provision for (benefit from) income taxes	(33)	5
Operating (loss) profit	(82)	69
Depreciation	23	17
Amortization	54	22
Non-Cash Interest Costs	(2)	(2)
EBITDA	$(7)	$106
Restructuring and Other	1	6
Deal Related	68	5
Purchase Price Accounting	114	1
Litigation Related	—	10
Divestitures	(3)	—
Adjusted EBITDA	$173	$128

Net Sales	$1,734	$1,229
EBITDA Margin %	(0.4%)	8.7%
Adjusted EBITDA Margin %	9.9%	10.4%

Segment EBITDA and Adjusted EBITDA: Q1 2026 and Q1 2025

	Three Months Ended March 31,
	2026				2025
	ES	MP	SV	Aerials	ES	MP	Aerials
Net income (loss)[1]	$49	$60	$(91)	$(8)	$56	$33	$2
Interest expense	—	3	3	—	—	3	—
Other expense	—	—	—	1	—	—	—
Operating (Loss) Profit	$49	$63	$(88)	$(7)	$56	$36	$2
Depreciation	4	5	4	7	4	4	6
Amortization	20	—	31	—	20	1	—
EBITDA	73	68	(53)	—	80	41	8
Restructuring and Other	1	—	—	—	—	2	2
Purchase Price Accounting	—	—	113	—	1	—	—
Litigation Related	—	—	—	—	—	—	10
Divestitures	—	(5)	2	—	—	—	—
Adjusted EBITDA	$74	$63	$62	$—	$81	$43	$20

Net Sales	$412	$419	$436	$469	$399	$382	$450
EBITDA Margin %	17.7%	16.2%	(12.2%)	0.1%	20.1%	10.8%	1.8%
Adjusted EBITDA Margin %	18.0%	15.0%	14.2%	0.1%	20.3%	11.2%	4.4%
1 Management does not allocate income taxes, interest costs incurred at the Corporate level, and certain other Corporate items to the segments.